Where Food Comes From. Inc. 8-K

Exhibit 99.2

WHERE FOOD COMES FROM, INC.

2015 Second Quarter Conference Call Script

Call date: Thursday, July 30, 2015

Call time: 9:00 a.m. Mountain Time

Good morning and welcome to the Where Food Comes From 2015 second quarter earnings conference call.

During the course of this call, we will be making forward-looking statements based on current expectations, estimates and projections that are subject to risk. Statements about future revenue, expenses, profitability, cash, growth strategy, new customer wins, business opportunities, market acceptance of our products and services, and potential acquisitions are forward looking statements. Listeners should not place undue reliance on these statements as there are many factors that could cause actual results to differ materially from our forward-looking statements. We encourage you to review our publicly filed documents as well as our news releases and website for more information about the Company. It is the Company’s policy not to provide specific guidance with respect to future revenue and earnings expectations or new customer wins.

I will now turn the call over to John Saunders, chairman and chief executive officer.

John - Good morning and thanks for joining us today.

We reported another strong quarter of year-over-year growth in revenue and earnings.

Highlights include:

  25% revenue growth in the second quarter and 35% growth through six months.
  Improvement in gross margins – 48% vs. 45% in Q2 and 47% vs. 43% for the first half.
  Net income growth of 170% in Q2 and a positive swing of $280,000 on our bottom line for the six-month period.
  And we generated $474,000 in cash from operations in Q2 and $872,000 through six months – way up over the year-ago periods.

We’re particularly pleased to be delivering consistent revenue growth and profitability in light of the obstacles we’re encountering on a fairly regular basis. Remember – over the past year we’ve had to deal with the negative impact of both the Porcine Epidemic Diarrhea Virus, which resulted in a sharp reduction in pork audits, and more recently, the Avian Flu, which impacts poultry audit activity. In addition to costing us revenue, these issues affect our bottom line because the auditors at our Validus unit are primarily full time and are being paid whether they’re conducting audits or not.

The point is, we’re generating profitable growth in spite of these issues, which is a testament to the depth and breadth of our service lines and revenue mix, which serve to insulate us against the one-off industry events that put other, less diversified companies in great difficulty. These types of events are a fact of life in our business and it’s good to know we’re well positioned to weather them. And keep in mind, negative events don’t always work against us. In a macro sense, these events have the effect of reinforcing consumer and regulatory agency conviction toward more and more transparency in the food supply chain – which benefits us over the long term.

Now I’d like to touch on a few operational highlights:

  Our Where Food Comes From labeling program continues to show promise and progress. Notwithstanding the short-term decline in revenue in this segment for reasons that we’ve explained, we’re gaining traction with new customers – having increased the number of grocery locations using our labeling solution over the past year nearly 10-fold – to more than 250 stores.

  We’re also moving right along with the pilot program for sustainable beef that McDonald’s is spearheading in Canada. To date, nearly 100 Canadian ranchers have registered to take part in the program and we’ve verified about 20 of them as being compliant with the current set of sustainability standards. These audits have been conducted by our domestic auditors along with two new Canadian hires we’ve made. The goal is to have a couple of hundred verified producers online by next spring.

  Another highlight I’ll touch on is the Non-GMO Project – something that’s commanding a lot of our attention and contributing significantly to our revenue growth. Where Food Comes From is an approved technical administrator for animal derived and non-animal derived products – everything from spaghetti sauce to cosmetics. We are THE animal derived specialist for non-GMO. Right now we currently have 19 customers enrolled representing up to 150 locations and anticipate processing many more as time goes on. We are bundling non-GMO with other claims – most often organic and GAP. Bundling translates to huge convenience and cost savings for our customers – making it hard for them to leave us. In fact, we’re the only non-GMO technical administrator that can also provide GAP verification. So if a company wants non-GMO AND GAP in the same audit, they usually tend to use us.

  One last point I’d like to make – following up on a topic I raised on our last call. As you know, Leann Saunders, our president, chairs on the U.S. Meat Export Federation, which works to create new opportunities and new markets for U.S. meat products. Leann recently headed up the USMEF’s Project 40 initiative, which is laying out the organization’s path for the next 40 years. Her being on the front lines of the USMEF gives us unique insight into the opportunities and challenges producers will be seeing going forward and helps us formulate strategies for our customers to ensure they are prepared to exploit these opportunities and meet these challenges. China is a great example. This is a potentially huge export market that’s currently not open to US producers and it’s a very active topic with USMEF at the moment. Because of our involvement here, Where Food Comes From – and consequently our customers – stand to benefit from early mover status if and when this export market opens up.

With that I’ll open the call to questions….operator?

Question-and-Answer Session

Operator - Certainly. Ladies and gentleman [Operator Instructions]. Hold one moment when we hold to see if there are any questions. Okay. [Operator Instructions]. Our first question comes from the line of Terry Thompson, Private Investor, please go ahead with your questions.

Terry Thompson - Hello John, another great quarter. Congratulations.

John Saunders - Thanks.

Terry Thompson - I was wondering can you give us an idea of you said 250 grocery outlets. Can you give us some specifics on who those are?

John Saunders - Yeah sure. Thanks for the comment and question Terry. The majority of them are two retailers; one is Raley's, which is based out in California. They have, I want to say, just about a 150 locations Heinen's obviously and then we’ve got three different retailers on East Coast, which are selling the Shepherd's Pride Lamb, the largest being Roche Brothers.

Terry Thompson - Oh great. Was there a press release on that? If there was, I missed it.

John Saunders - We filed an 8-K I believe Terry.

Terry Thompson - Okay. Well, again congratulations, keep up the great work and I hope to see you at the next Shareholders’ Meeting.

John Saunders - Thanks Terry.

Operator - Thank you and we’ll pause for a few more moments to see if there are any further questions. [Operator Instructions] Our next question comes from the line of Ian Cassel with MicroCapClub. Please go ahead with your questions.

Ian Cassel - Hi John, my question is about ADT in particular. Is there any, do you know if any other - I know the timing of that is always tricky but is there any things coming down the pike that you think kind of influences that and your business even more, you know, the next year or two?

John Saunders - You know, in March of this year, thanks for the question Ian, in the March of this year, there was a requirement to begin using 840 identified electronic tags, which is different than what we’ve been using in the past. We did see an uptick in ADT compliance or certification as a result of that.

Specifically, there’s not, there’s no other things right on the horizon notwithstanding once again that we continue to have and the Avian Influenza outbreak I think just epitomizes this. There’s food animal diseases, which continue to lead State Animal Health and Federal Animal Health officials to recommend if not require these types of things, in some cases on a one-off basis, but in most, for the most part they once a producer gets started they don’t, they won’t stop and you know again the growth in tag sales this quarter, the second quarter, which is usually our slowest, you know, we continue to see growth there and that’s again a direct result of it.

Ian Cassel - Okay. Another quick question, on the acquisition strategy what kind of areas in particular are you kind of currently honed in on.

John Saunders - The ones that will talk to me. Really we’re continuing the same that we have been. It’s - it has been pretty active, continues to be active so we’re excited but again, you know, it’s a long process to get companies to that point, but I’m pretty, I’m excited about the progress we’re making and again, you know, every quarter we continue to put more cash on our balance sheet. So, I feel very comfortable that we’re well capitalized when those opportunities come up so we won’t have, you know, we won’t have any delay around having to go seek out financing which as you know can extend the process. So, I don’t know if that helps, but it’s real good, it keeps moving forward real well.

Ian Cassel - Okay. Thank you.

Operator - Thank you. We will pause for a few more moments to see if there are any further questions. [Operator Instructions]. One moment, let me hold to see if there are any further questions. Our next question comes from the line of Marc Robins with Catalyst Research; please go ahead with your questions.

Marc Robins - Thank you. Good quarter John, nice showing.

John Saunders - Thank you.

Marc Robins - Help me understand something? You said something that was a little, I don’t know, it just peaked my interest. You said that the second quarter was your slowest quarter. Is that regarding tags or is that regarding the entire business activity for the period?

John Saunders - For the most part it’s tags.

Marc Robins - Okay.

John Saunders - But I think it’s, you know, we’re starting obviously the first quarter at times is slow for us as well, but we do see some residual from the fourth quarter into the, you know, just the first parts of January, which I think, again if I was [indiscernible].

And our first quarter this year was the first time we’ve been profitable as a public company in the first quarter. So, and this, you know, this second quarter I think is a pretty good follow-up to that and the fact that we don’t typically sell as many tags it’s not a really good time. A lot of the farms and ranches that we’re working with are really busy at that time of the year through March and April and May, so they don’t typically want to schedule audits at that time. So, I think again it’s a little anecdotal, but it is typically a slow quarter for us, so again to see the growth that we saw this quarter and the first quarter and especially during the first half of the year is very encouraging.

Marc Robins - Right.

John Saunders - We’re pretty excited about our momentum.

Marc Robins - And the second little clear up point is that you said you did 200 – you have 250 stores now using your label and that’s a 10-fold. Help me understand that. Was that accomplished late in the quarter because I would have thought that there would have been a greater impact on the revenue for the period?

John Saunders - The product that’s being labeled is the Shepherd’s Pride Lamb product among other products but that’s the one that’s consistent across all 250 retail locations and the primary reason that you haven’t seen a huge uptick although, you know, combined with the Heinen’s situation around their beef, our core labeling revenue is up pretty significantly. That is it’s there’s not a lot of lamb that’s sold, you know, it’s just not a high volume product.

Marc Robins - Right.

John Saunders - Not nearly as big as beef and pork and chicken so it’s great. We’ve got the presence in the stores, but again, it’s on lamb and there’s not a lot of products that’s being sold.

Marc Robins - And then isn’t lamb also very seasonal? I mean isn’t it, you know, February, March, April kind of thing?

John Saunders - Yeah, typically around the holidays Easter and Christmas, but it’s the Shepherd’s Pride product is a natural product so it’s and it’s - you know, it’s obviously it’s in Heinen's, but it’s also and as I mentioned on the West and the East Coast so there’s a lot more lamb eaters on the coast than there aren’t in the interior so it’s an excellent location.

Marc Robins - And it seems to me like that might be one of these opportunities where you infect the host and then take over the host and what I mean by that is you’re in these 250 outlets and they may see the advantage, they may have the experience and see the advantage and wonder why it isn’t on more of their products. Do you think that could be the case? Are you hearing any follow-up on that anecdotally or am I just barking up another a wrong tree?

John Saunders - No, actually that’s exactly our strategy. And typically the people that procure lamb are the same people that procure beef and pork and poultry so yeah, you explained exactly what our strategy is and the process that we’re going through to do that.

Marc Robins - Okay. So, with lambs since it is, you know, it’s kind of interesting. You go to the supermarket around here and you have, you know, eight feet of beef and six feet of a cooler space of pork and probably four feet or more of chicken, but it’s deeper and then you see maybe 18 inches or 12 inches of lamb, I mean there’s typically two products.

John Saunders - Yeah.

Marc Robins - So, it’s a way for them, it’s a way for them to kind of get you know acclimated to what is this thing and explain this thing and so forth and so on and I would imagine your lamb eaters are a little more sophisticated buyers anyway so interesting.

John Saunders - Yeah, yeah, correct.

Marc Robins - Help me understand this, help me understand the GMO situation, the Non-GMO situation. You said that you have 19 customers in a 150 locations and John, I guess I haven’t paying good enough attention, if you don’t mind taking the time and you know using three, four minutes, kind of help me understand you know how do you have a 150 locations, you know, what’s going on there and what’s happening?

John Saunders - Sure. The brands that we have approved will have multiple products and those products will go to multiple places so when we approve for example a dairy we’ll approve probably a raw milk products, maybe some yogurt, cheese, essentially ice cream you know, it all depends on what business you’re in specifically but when we have a customer, when we say that that customer they’re going to have multiple products and those products are going to go to again potentially the same store in one potential location or multiple locations.

And the reason we have 19 branch or 19 customers in over a 150 locations is because they’re distributed, you know, there’s retailers that are using it, there’s food service locations, so it’s you’ll have the same product in multiple locations. So, it’s like you think about it, there’s 19 so you got 20 brands, about seven products or seven locations per brand you know and I don’t know that that’s I mean there’s nothing that says what that is, but it’s the brands are important because when we get a brand then they have multiple products and they have multiple customers, it expands your network significantly.

Marc Robins - Does it also - is it also one of the situations where and again, I’m not really all that worried about GMO, but, you know, maybe I should be, but all right, so you can say it’s Non-GMO cottage cheese that’s something that, you know, might be of interest to your consumer. Well, they see that then the consumer and the retail case says well, how come it is not on the cheese and ice cream and yogurt, I mean you get kind of a pull-through demand for the information, am I correct in assuming that?

John Saunders - Yeah, exactly, that’s exactly how the process works, maybe one thing that’s unique about the Non-GMO Project and I don’t know that I really have any deep insight into why this is happening, but it is a huge consumer issue and it’s even, you know, there’s a bill right now in front of the senate, which would have an impact on GMO labeling and specifically the project, but it’s clear that this is an issue that’s not a trend or I’m sorry that’s not a fad, it is a trend. It’s a, you know, this is something that’s going to stay and consumers are concerned about and they want to know, they want to understand and know more so yeah, in many ways I’m as surprised as everybody is probably is as how the Non-GMO Project and GMO labeling has come to the forefront, but it is, you know, probably the only other issue that we see today that have it’s - the same type of consumer interest as our antibiotics, you know, growth promoting antibiotics and the use of, you know, the superbug, which but those two issues are number one in most of the research and most of the press that we’re seeing.

So, it’s again, I think it’s just when somebody sees and, you know, one of the Ahas is that you don’t think cottage cheese as being Non-GMO and really it is and because you don’t call them GMO what’s happening is the feed that’s being fed to the animals that produce the cottage cheese and that’s the verification step that we’re doing and where consumers are now moving from at being just something that they want to know about their potato chips or their granola bars into, you know, they want to know about their dairy products, the meat and seafood potentially that they are eating. Did that help Marc?

Operator

Okay. Well once again, we’ll pause for a few more moments to see if there are any questions. [Operator Instructions] Okay, and our next question is from Ian Cassel with MicroCapClub, please go ahead.

Ian Cassel - Hi, John, just a quick follow-up question on do you have any guidance or update on Avian Flu and if you were getting through that situation and if there’s really any visibility on that?

John Saunders - Not really outside of - yesterday, I read more news that there was more states that were running into issues and again the critical thing to understand about Avian Flu that’s different than even PED to a degree is that when you have a barn or flock that’s infected with Avian Flu it’s almost a 100% mortality. And when you do that and it’s egg-laying hens just so everybody is clear the egg-laying hens are the ones that are being most impacted by the Avian Flu because of the amount of time that it takes to repopulate that flock, which is typically about a year and a half or so before you’re able to get back to producing the eggs and that’s why we’ve seen such a kind of a stonewall in the sense that when AVM flu came out we saw almost an immediate stop to all verifications.

We are in dialog with using different ways, different innovations using potentially offsite verifications, you know, we’ve talked about video monitoring in the past and remote auditing and we’re looking into all those to ensure that we don’t do it, so I can’t really say exactly what that means outside of the fact that when you talk about Avian Flu in the poultry in egg-laying hen industry, it’s very, very serious.

Ian Cassel - Okay. Thank you.

Operator - Our next question comes from the line of John Angel, Private Investor; please go ahead with your questions.

John Angel - Yeah John, great quarter; I was listening in briefly on the Whole Foods conference call last night and the subject of trust with the company came up and the people speaking on that conference call seemed to publicly announce that they were going to depend more even more so on third-party audits and I find it interesting, your connection to such big companies as Whole Foods and McDonald’s and how you work with them. Can you add any color as far as any potential revenue or win I guess your auditing revenue from the McDonald’s project might start showing up? I think you - just share volume of a place like McDonald’s is exciting and I’m not sure exactly on your - I guess your potential there. Would you have any thoughts on that you can share?

John Saunders - Well, I guess there’s two things. I’ll say one is, the comments from the Whole Foods don’t really surprise me that much. I think again, all of the data we’re seeing is that consumers have these concerns about issues related to their food and they consistently see that, you know, third-party verification is really one of the few ways that they can deliver that trust that you mentioned. McDonald’s is no different and trust is something that takes a long time to earn and we through our, you know, our reputation, our history and our confidential as you guys know, you know, that it’s typically like pulling teeth getting information out of me and us about our customers and they respect that. They appreciate that and I think, you know again, it just indicates where we’re going, why this is such a unique opportunity that we believe exists here.

On the revenue side from McDonald’s it already has started to be a part of what we’re doing. It’s - don’t let the number of verifications to be misleading. We’ve done a significant amount of work to get to the point where we could actually conduct the verifications and you know we’re already looking out in the future on how we can continue to improve the process, continue to give McDonald’s a robust system that’s efficient and transparent yet is not onerous and burdensome to the producers and the consumers of the product.

So, anymore, you know, it would be mostly speculation on my part John as far as what that big event is going to be, but again I mean we had 25% growth in a quarter when we announced that the biggest issue to hit the poultry industry in the last 10 years has pretty much shut that down. So again, I challenge anyone to really say, you know, that we’ve diversified, we’ve got a business that demonstrates that, you know, we’re not going to be affected by a simple or - not a simple but one species, one area of auditing and in fact the growth in other areas just continues to be strong. So we’re again, pretty bullish on where we sit today and I’m really happy, I’m really proud of the quarter that we had, everybody really worked hard and, you know, now we’re moving into the big parts of the year for us so we’re just as busy as you can imagine.

John Angel - Thank you John, appreciate it.

John Saunders - Thank you, John.

Operator - Thank you. It seems that we have no further questions at this time. I would like to turn the floor back to Management for closing remarks.

John Saunders - Again, great questions everybody. I can see a lot of familiar faces and names on the call, so we appreciate you taking the time. Again, we’re really excited about this quarter. We think it was kind of a turning point for us. We appreciate all your support and we’ll talk to you in 90 days. Thank you.

Operator - Thank you. This concludes today’s teleconference. You may disconnect your lines at this time and thank you for your participation.